Exhibit 4.5

Exhibit 7.1(i)

LOCK-UP LETTER AGREEMENT

To Bakers Footwear Group, Inc.

Dear Sirs:

Reference is made to that certain Purchase Agreement (the “Purchase Agreement”), dated March ___, 2005, among Bakers Footwear Group, Inc., a Missouri corporation (the “Company”), and the “Investors” party thereto relating to a proposed purchase by the Investors of up to 1,000,000 shares of the Company’s Common Stock (the “Offering”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

In order to induce the Investors to enter into the Purchase Agreement and to consummate the transactions contemplated therein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees not to, without the prior written consent of the Requisite Holders, during the Lock-Up Period (as defined below), directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer (collectively, a “Disposition”) any shares of the Company’s Common Stock or securities convertible into or exchangeable for shares of the Company’s Common Stock (collectively, the “Company Securities”), or enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Company Securities, in cash or otherwise, except that the undersigned may (i) transfer Company Securities as a bona fide gift or gifts, provided that the donee or donees thereof agree(s) to be bound by the restrictions set forth herein, (ii) transfer Company Securities to the undersigned’s Family Group (“Family Group” means an individual’s spouse, ex-spouse, lineal descendants, father, mother, brother, sister or domestic partner, whether by law or otherwise, or any grandparent, mother-in-law, father-in-law, daughter-in-law, brother-in-law, stepchild, grandchild, step-grandchild, uncle, niece or nephew, including adoptive relationships, and any family limited partnership, limited liability company or trust or other fiduciary relationship solely for the benefit of such individual and/or any of the foregoing), provided that the member of such Family Group agree(s) to be bound by the restrictions set forth herein, (iii) transfer Company Securities by will or the laws of descent and distribution upon the death of the undersigned to his/her executors or administrators or legal successors, including without limitation trustee(s), or pursuant to a divorce decree or (iv) exercise options to purchase the Company’s Common Stock, which options have been issued before consummation of the Offering.

     For purposes hereof, the “Lock-Up Period” shall mean the period commencing on the date hereof and expiring on the ninetieth (90th) day following the effectiveness of the registration statement covering the Shares and Warrant Shares issued pursuant to the Offering.

     The foregoing restriction has been expressly agreed to preclude the undersigned holder of the Company Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Company Securities during the Lock-Up Period, even if such Company Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Company Securities or with respect to any securities (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from the Company Securities.

     The undersigned understands that the Company and the Investors will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This Lock-Up Letter Agreement may not be amended or waived without the express written consent of the Requisite Holders.

Very truly yours,

By:	_________________________________
Name:
Title:

Dated:__________________________

[This letter was executed by Peter A. Edison dated April 8, 2005 and Bernard A. Edison dated April 6, 2005.]